Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization

Blue Trademark Holding, LLC	Delaware

CareCredit LLC	California

Synchrony Global Services Philippines Inc. (f/k/a GEC RF Global Services Philippines Inc.)	Philippines

Synchrony Lending, Inc. (f/k/a GEMB Lending Inc.)	Delaware

SRT Holding, LLC (f/k/a GEM Holding, L.L.C.)	Delaware

Synchrony International Services Private Limited (f/k/a GE Global Servicing Private Limited)	India

Synchrony Sales Finance Holding, LLC (f/k/a GE Sales Finance Holding, L.L.C.)	Delaware

PLT Holding, L.L.C.	Delaware

Retail Finance Credit Services, LLC	Delaware

Retail Finance International Holdings, Inc.	Delaware

Retail Finance Servicing, LLC	Delaware

RFS Holding, Inc.	Delaware

RFS Holding, L.L.C.	Delaware

Synchrony Bank	United States

Synchrony Financial Canada	Ontario

Synchrony Financial Canada Company	Nova Scotia

Synchrony Holding Company	Nova Scotia

Securitization Trusts

Without taking a position as to whether they are “subsidiaries” within the meaning of Rule 405, the following securitization entities are consolidated within the Company’s financial statements:

Name of Trust	Jurisdiction of Organization

Synchrony Credit Card Master Note Trust (f/k/a GE Capital Credit Card Master Note Trust)	Delaware

Synchrony Receivables Trust (f/k/a GE Money Master Trust)	Delaware

Synchrony Sales Finance Master Trust (f/k/a GE Sales Finance Master Trust)	Delaware